The Clorox Company

Supplemental Unaudited Condensed Information – Volume Growth

Reportable Segments	% Change vs. Prior Year
	FY16					FY17			Major Drivers of Change
	Q1	Q2	Q3	Q4	FY	Q1	Q2	FYTD
Cleaning	5%	2%	5%	12%	6%	13%	10%	12%	Q2 increase driven primarily by higher shipments in Home Care, including double-digit growth of Clorox® disinfecting wipes behind expanded club channel distribution and record shipments in several Clorox® branded products including toilet bowl cleaners; as well as higher shipments in Professional Products across cleaning brands, partially offset by Clorox® bleach due to category softness.
Household	1%	0%	3%	7%	3%	6%	11%	8%	Q2 increase driven primarily by the benefit of the RenewLife acquisition and higher shipments in Charcoal; also reflects continued strength in Glad® premium trash bags.
Lifestyle	8%	2%	4%	5%	5%	1%	5%	3%	Q2 increase driven primarily by higher shipments in Natural Personal Care behind innovation in Burt’s Bees® lip care and color products; and higher shipments in Hidden Valley® bottled salad dressings behind increased merchandising support.
International	0%	0%	4%	1%	1%	4%	2%	3%	Q2 increase driven primarily by higher shipments in Canada, reflecting the benefit of RenewLife acquisition and base business growth, partially offset by lower shipments in certain Latin American countries, mainly Argentina.
Total Company	3%	1%	4%	7%	4%	8%	8%	8%

Supplemental Unaudited Condensed Information – Sales Growth

Reportable Segments	% Change vs. Prior Year								Major Drivers of Change
	FY16					FY17
	Q1	Q2	Q3	Q4	FY	Q1	Q2	FYTD
Cleaning	6%	2%	5%	6%	5%	7%	3%	5%	Q2 variance between volume and sales driven primarily by unfavorable mix related to expanded disinfecting wipes distribution in club channel and higher trade promotion investments.
Household	5%	1%	4%	5%	4%	3%	12%	7%	Q2 variance between volume and sales was essentially flat.
Lifestyle	7%	2%	5%	4%	4%	2%	4%	3%	Q2 variance between volume and sales was essentially flat.
International	-8%	-7%	-9%	-9%	-8%	0%	-2%	-1%	Q2 variance between volume and sales driven primarily by unfavorable foreign currency exchange rates, partially offset by the benefit of price increases.
Total Company	3%	0%	2%	3%	2%	4%	5%	4%

The Clorox Company

Supplemental Unaudited Condensed Information – Gross Margin Drivers

The table below provides details on the drivers of gross margin change versus the prior year.

Driver	Gross Margin Change vs. Prior Year (basis points)
	FY16					FY17
	Q1	Q2	Q3	Q4	FY	Q1	Q2
Cost Savings	+140	+130	+120	+110	+130	+140	+140
Price Changes	+110	+110	+100	+60	+90	+70	+70
Market Movement (commodities)	+100	+180	+180	+90	+140	+90	+10
Manufacturing & Logistics	-120	-150	-150	-120	-140	-220	-210
All other (1)	-10	-60	-40	-160	-70	-140	0
Change vs prior year	+220	+210	+210	-20	+150	-60	+10
Gross Margin (%)	45.0%	44.6%	45.3%	45.4%	45.1%	44.4%	44.7%

(1)	In Q4 of fiscal year 2016, “All other” includes about -60bps of unfavorable mix, -50bps related to acquisition of the RenewLife business in May 2016 primarily due to one-time integration costs, and -40bps of higher trade promotion spending.
In Q1 of fiscal year 2017, “All other” includes about -60bps of unfavorable mix and -50bps of unfavorable foreign exchange impact.

The Clorox Company

Supplemental Information – Balance Sheet
(Unaudited)
As of December 31, 2016

Working Capital Update

Dollars in Millions and percentages based on rounded numbers

	Q2		Change	Q2		Change
	FY 2017	FY 2016		Days (6) FY 2017	Days (6) FY 2016
Receivables, net	$514	$474	$40	32	32	0
Inventories	$501	$450	$51	56	52	4
Accounts payable and Accrued Liabilities (1)	$878	$858	$20
Total WC (2)(5)	$257	$242	NA
Total WC % net sales (3)(5)	4.6%	4.5%
Average WC (2)(5)	$181	$175	NA
Average WC % net sales (4)(5)	3.2%	3.2%

(1)	Accounts payable and accrued liabilities were combined into one financial statement line as of June 30, 2016. The change has been retrospectively applied to all periods presented.
(2)	Working capital (WC) is defined in this context as current assets minus current liabilities excluding cash and short-term debt, based on end of period balances. Average working capital represents a two-point average of working capital.
(3)	Represents working capital at the end of the period divided by (net sales for current quarter x 4).
(4)	Represents a two-point average of working capital divided by (net sales for current quarter x 4).
(5)	In June 2016, the Company prospectively adopted ASU No. 2015-17 "Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes" requiring all deferred tax assets and liabilities to be classified as noncurrent. As a result, total working capital and average working capital for fiscal year 2017 are not comparable to corresponding amounts in prior years.
(6)	Days calculations based on a two-point average.

Supplemental Information – Cash Flow
(Unaudited)
For the quarter ended December 31, 2016

Capital expenditures for the second quarter were $58 million versus $40 million in the year-ago quarter.

Depreciation and amortization expense for the second quarter was $41 million in both the current and year-ago quarters.

Net cash provided by continuing operations in the second quarter was $101 million, or 7 percent of sales.

The Clorox Company

Supplemental Unaudited Condensed Information

Fiscal Year-To-Date Free Cash Flow Reconciliation

Dollars in Millions and percentages based on rounded numbers

	Q2 Fiscal YTD 2017	Q2 Fiscal YTD 2016
Net cash provided by continuing operations – GAAP	$271	$178
Less: Capital expenditures	$117	$68
Free cash flow – non-GAAP (1)	$154	$110
Free cash flow as a percentage of net sales – non-GAAP (1)	5.4%	4.0%
Net sales	$2,849	$2,735

(1)	In accordance with the SEC's Regulation G, this schedule provides the definition of certain non-GAAP measures and the reconciliation to the most closely related GAAP measure. Management uses free cash flow and free cash flow as a percentage of net sales to help assess the cash generation ability of the business and funds available for investing activities, such as acquisitions, investing in the business to drive growth, and financing activities, including debt payments, dividend payments and share repurchases. Free cash flow does not represent cash available only for discretionary expenditures, since the Company has mandatory debt service requirements and other contractual and non-discretionary expenditures. In addition, free cash flow may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded.

The Clorox Company

Supplemental unaudited reconciliation of earnings from continuing operations before income taxes to EBIT(1)(3) and EBITDA (2)(3)

Dollars in millions and percentages based on rounded numbers

	FY 2016					FY 2017

	Q1	Q2	Q3	Q4	FY	Q1	Q2
	9/30/15	12/31/15	3/31/16	6/30/16	6/30/16	9/30/16	12/31/16
Earnings from continuing operations	$264	$230	$237	$252	$983	$264	$227
before income taxes
Interest income	-$1	-$2	-$1	-$1	-$5	-$1	-$1
Interest expense	$23	$22	$22	$21	$88	$22	$22
EBIT (1)(3)	$286	$250	$258	$272	$1,066	$285	$248
EBIT margin (1)(3)	20.6%	18.6%	18.1%	17.0%	18.5%	19.8%	17.6%
Depreciation and amortization	$41	$41	$40	$43	$165	$41	$41
EBITDA (2)(3)	$327	$291	$298	$315	$1,231	$326	$289
EBITDA margin (2)(3)	23.5%	21.6%	20.9%	19.7%	21.4%	22.6%	20.6%
Net sales	$1,390	$1,345	$1,426	$1,600	$5,761	$1,443	$1,406

Total debt (4)	$2,218	$2,287	$2,219	$2,312	$2,312	$2,407	$2,549
Debt to EBITDA (3)(5)	1.8	1.8	1.8	1.9	1.9	2.0	2.1

(1)	EBIT (a non-GAAP measure) represents earnings from continuing operations before income taxes (a GAAP measure), excluding interest income and interest expense, as reported above. EBIT margin is the ratio of EBIT to net sales.
(2)	EBITDA (a non-GAAP measure) represents earnings from continuing operations before income taxes (a GAAP measure), excluding interest income, interest expense, depreciation and amortization, as reported above. EBITDA margin is the ratio of EBITDA to net sales.
(3)	In accordance with the SEC's Regulation G, this schedule provides the definition of certain non-GAAP measures and the reconciliation to the most closely related GAAP measure. Management believes the presentation of EBIT, EBIT margin, EBITDA, EBITDA margin and debt to EBITDA provides additional useful information to investors about current trends in the business.
(4)	Total debt represents the sum of notes and loans payable, current maturities of long-term debt, and long-term debt. In April 2015, the FASB issued ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Cost”, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The Company adopted this standard in the first quarter of fiscal year 2017 and retrospectively applied the standard to all periods presented.
(5)	Debt to EBITDA (a non-GAAP measure) represents total debt divided by EBITDA for the trailing four quarters.

The Clorox Company Updated: 02-03-17

U.S. Retail Pricing Actions in Last 5 Calendar Years (CY2013 - CY2017)

Brand / Product	Average Price Change	Effective Date
Home Care
Clorox Clean-Up®, Formula 409®,
and Clorox® Disinfecting Bathroom
spray cleaners	+5%	March 2013

Green Works® cleaners	+21%	July 2014

Laundry
Clorox® liquid bleach	+7%	February 2015

Glad

Glad® trash bags	+6%	March 2014
Glad® ClingWrap	+5%	March 2014
Glad® trash bags	+6%	November 2014
Glad® wraps	+5%	January 2015

Natural Personal Care
Burt’s Bees® lip balm	+10%	July 2013
Notes:
●	Individual SKUs vary within the range.
●	This communication reflects pricing actions on primary items, and does not reflect pricing actions on our Professional Products business.